Exhibit 10.89

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Leveraged RSUs)
(<award_date>)
This GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name> (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013) (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.
1.Grant of Performance Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan the number of performance restricted stock units (“Performance RSUs”) as set forth in Exhibit A. A Performance RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) for each Performance RSU that vests in accordance with the terms and conditions of Section 2 below and Exhibit A. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.
2.Vesting. Subject to Sections 3 and 8 below, the Performance RSUs shall vest in accordance with the performance-based and time-based vesting conditions, as applicable, set forth in Exhibit A. Notwithstanding provisions to the contrary and subject to the provisions of Section 7 below, the Company may cause such number of Performance RSUs to vest prior to the vesting dates and issuance of the Company’s common stock in satisfaction thereof to the extent necessary to satisfy any Tax-Related Items (as defined in Section 7 below) that may arise before the vesting dates.
3.Termination of Employment
(a) If the Participant ceases to provide services as an employee of the Company and its Affiliates (i) due to death or Disability, or (ii) on or after the one year anniversary of the Award Date as a result of Retirement, the Participant shall vest in the Performance RSUs to the extent provided in Exhibit A.
(b) Except as otherwise provided in Section 3(a) hereof, the Participant shall forfeit all rights to and interests in the unvested Performance RSUs if the Participant ceases to provide services as an employee of the Company and its Affiliates.
4.Voting. The Participant will not have any rights of a shareholder of the Company with respect to Performance RSUs until delivery of the underlying Shares.
5.Dividend Equivalents. The Participant will not be entitled to dividends or dividend equivalents with respect to the Performance RSUs.
6.Transfer Restrictions. The Performance RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Performance RSUs that have not been settled shall immediately be forfeited.
7.Withholding Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSU, including, but not limited to, the grant, vesting or settlement of the Performance RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the Performance RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law, by the Participant’s acceptance of the Performance RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 7 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to Performance RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 9 for any portion of the Performance RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that cannot be satisfied by the means previously described, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer or withholding from cash in the Participant’s brokerage account designated by the Company. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
8.Change in Control. Notwithstanding anything to the contrary in Section 3, if there is a Change in Control of the Company prior to the payment of the Award, the terms set forth in Section 6(d)(iii) of the Plan (including Good Reason protection under Section 6(d)(iii)(ii) thereof) shall govern.

9.Delivery of Shares.
(a)The Shares shall be delivered within such times as set forth on
Exhibit A.
(b)Anything in the provisions of this Award to the contrary notwithstanding, if the Participant is a U.S. taxpayer and the delivery of the Shares subject to the Award or any other payment under this Award that constitutes an item of deferred compensation under Code Section 409A and becomes payable to the Participant by reason of his or her termination of employment shall not be made to such Participant unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such Participant is at the time of such separation from service a “specified employee” (within the meaning of Code Section 409A), the delivery of the Shares (or other payment) described in the foregoing sentence shall be made to the Participant on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such Participant’s separation from service, or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.
(c)Until the Company determines otherwise, delivery of Shares on each applicable settlement date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.
10.Change in Capital Structure. The terms of this Award, including the number of Performance RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.
11.Additional Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Employee Agreement for Equity Recipients as provided by the Company to the Participant.
12.Code Section 409A. This Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject any U.S. taxpayer Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 12 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award (including the Appendix) constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.
14.Nature of Award. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such Employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of Performance RSUs, even if Performance RSUs have been granted in the past. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of calculating any termination indemnity, severance pay, redundancy, dismissal, end of service payment, bonuses, long-term service awards, retirement, pension payment, welfare benefits, or any other employee benefits. In no event should the Award be considered as compensation for or relating to, past services for the Company, the Employer, or any Affiliate of the Company, nor are Performance RSUs and the Shares subject to the Performance RSUs intended to replace any pension rights or compensation. All decisions with respect to future Performance RSUs, if any, will be at the sole discretion of the Company. The Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award or determined by the Company, the Participant’s right to vest in Performance RSUs under the Plan, if any, will terminate as of the date that the Participant is no longer providing services as an employee. The Committee shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of the Participant’s Performance RSU grant. Unless otherwise agreed with the Company in writing, the RSUs, the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate. Unless otherwise provided in the Plan or Award or by the Company in its discretion, the Performance RSUs and benefits evidenced by this document do not create any entitlement to have the Performance RSUs transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change in Control or other corporate transaction affecting the Shares. The following provisions apply only if the Participant is providing services outside the United States and/or the Company is not the Participant’s employer: In consideration of the grant of Performance RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance RSUs resulting from the Participant ceasing to provide services to the Company or the Employer (regardless of the reason for the termination, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of any employment agreement) and the Participant irrevocably releases the Company, the Employer and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim. Neither the Company, the Employer nor any Affiliate shall be liable to the Participant for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the Performance RSU or any amounts due to the Participant in the settlement of the Performance RSUs or the subsequent sale of any Shares acquired upon settlement.
15.Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
16.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award by and among, as applicable, the Employer, and the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company, the Employer, and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or an Affiliate, details of all Performance RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Performance RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
17.Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
18.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.
19.Language. If the Participant receives this Award or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents, including the Employee Agreement for Equity Recipients (attached to this Award), by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
21.Appendix. Notwithstanding any provisions in this Award, the Performance RSU shall be subject to any special terms and conditions set forth in any Appendix to this Award for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award.
22.Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Clawback/Recovery. If the Participant is now or is hereafter subject to any clawback policy that the Company has adopted, including any such policy contained in the Employee Agreement for Equity Recipients (attached to this Award) and any policy that it is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, the Performance RSUs will be subject to recoupment in accordance with such clawback policy.
The Participant acknowledges and agrees that, to the extent permitted by applicable law, the Participant will immediately forfeit this Award, and there shall be no further vesting of this Award if the Participant is terminated for a Forfeiture Reason (as defined below).  The Participant will also repay to the Company any financial gains received from any equity award under the Plan during the twelve (12) month period immediately prior to the termination of employment for a Forfeiture Reason.  Such financial gains include (i) the gross (pre-tax) income received from any performance share awards, restricted stock, restricted stock units, stock options or other equity-based awards issued to the Participant; and (ii) the gross (pre-tax) value of any shares of Common Stock whose restrictions have lapsed, valued as of the time said restrictions have lapsed.  A “Forfeiture Reason” includes: (i) substantive violation of the Company’s Code of Conduct; or (ii) criminal activity or fraud related to their employment.
24.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other Participant.
25.Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should speak to his or her personal advisor on this matter.
26.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
27.Governing Law and Venue.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.
(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey,

U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.
IN WITNESS WHEREOF, this Performance Restricted Stock Unit Award has been duly executed as of the date first written above.
THE DUN & BRADSTREET CORPORATION

By:______________________________

Roslynn Williams
Chief People Officer

EXHIBIT A
GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Leveraged RSUs)
1.Target Number. The target number of Performance RSUs subject to this Award is <shares_awarded> (the “Target Number”). The Target Number will be divided into three (3) equal tranches, with any fractional Performance RSUs resulting from such division to be added to the final tranche so that the sum of the three tranches equals the Target Number (each, an “Award Tranche”).

2.Performance Periods and Vesting Dates.

Award Tranche	Installment Performance Period	Time-Based Vesting Date
First	January 1, 20XX - December 31, 20XX (1-year period commencing on January 1st that precedes the Award Date)	First anniversary of Award Date
Second	January 1, 20XX - December 31, 20XX (2-year period commencing on the January 1st that precedes the Award Date)	Second anniversary of Award Date
Third	January 1, 20XX - December 31, 20XX (3-year period commencing on the January 1st that precedes the Award Date)	Third anniversary of Award Date
3.Vesting. Except as otherwise provided in Section 4 hereof, the Performance RSUs subject to each Award Tranche shall vest on the Time-Based Vesting Date (as set forth in Section 2) corresponding to the applicable Award Tranche based (i) on the value that the Shares has appreciated over the corresponding Installment Performance Period and (ii) the Participant’s continuous service as an employee of the Company or any of its Affiliates through the corresponding Time-Based Vesting Date. The Share value appreciation/depreciation shall be calculated based on the difference between (A) the average of the mean of the high and low trading price of the Shares for each trading day as reported on the New York Stock Exchange for the 30 consecutive trading days commencing on the first trading day of the applicable Installment Performance Period, and (B) the average of the mean of the high and low trading price of the Shares for each trading day as reported on the New York Stock Exchange for the 30 consecutive trading days commencing on the date following the last day of the applicable Installment Performance Period. Any Performance RSUs subject to an Award Tranche that have not vested as of the corresponding Time-Based Vesting Date shall be forfeited.
As soon as practicable following the end of each Installment Performance Period, the Committee shall assess and, to the extent the Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code ("Qualified Performance-Based Compensation"), shall certify, the attainment level of Share value appreciation goals set forth below (the "Performance Goals"), and based on such attainment level, shall assign a percentage of attainment of between 0% and 200% (with attainment between the various levels of attainment subject to interpolation) in accordance with the schedule set forth below:

% of Stock Appreciation/Depreciation	% of Target
100%	200%
50%	150%
0%	100%
-25%	75%
-50%	50%
Below - 50%	0%
Interpolation in between

In the case of Awards that are intended to constitute Qualified Performance-Based Compensation, the Committee may not increase the number of Performance RSUs that may become eligible to vest to a number that is greater than the number of Performance RSUs that are determined to be eligible to vest in accordance with the actual attainment of the Performance Goals, but it retains the sole discretion to reduce the number of Performance RSUs that would otherwise be eligible to vest based on the actual attainment level of the Performance Goals. For Awards that are intended to constitute Qualified Performance-Based Compensation, the Performance Goals (or the method applied to calculate the attainment of the Performance Goal) shall not be adjusted except as approved by the Committee and set forth in writing at the time the Performance Goals are approved.
For Awards that are not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustment to the Performance Goal (or the method applied to calculate the attainment of the Performance Goal) as the Committee in its sole discretion deems appropriate.
4.Termination of Employment.
(a)If the Participant ceases to provide services as an employee of the Company and its Affiliates due to death or Disability, any unvested Performance RSUs shall become vested with respect to the following number of RSUs: (i) in the event of a termination that occurs prior to the last day of the initial Installment Performance Period, the Target Number corresponding to all Award Tranches, (ii) in the event of a termination that occurs on or after an immediately preceding Time-Based Vesting Date, the Target Number relating to any subsequent Award Tranches, and (iii) in the event of a termination that occurs following the end of an Installment Performance Period applicable to an Award Tranche but prior to the corresponding Time-Based Vesting Date, (A) the actual number of Performance RSUs subject to the Award Tranche that vest based on the performance attainment level for such Award Tranche and (B) the Target Number corresponding to any subsequent Award Tranches.
(b)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to Retirement, any unvested Performance RSUs shall become vested with respect to: (i) in the event of a termination that occurs on or after an immediately preceding Time-Based Vesting Date, a pro rata portion of the actual number of Performance RSUs that vest based on the performance attainment level for any Award Tranche that would have been eligible to vest in each subsequent Time-Based Vesting Date if the employment of the Participant had continued through such date; and (ii) in the event of a termination that occurs following the end of an Installment Performance Period applicable to an Award Tranche but prior to the corresponding Time-Based Vesting Date, (A) the actual number of Performance RSUs that vest based on the performance attainment level for such Award Tranche and (B) a pro rata portion of the actual number of Performance RSUs that vest based on the performance attainment level for any subsequent Award Tranches. The pro rata portion of the Performance RSUs payable under this Section 4(b) shall be calculated by multiplying the number of Performance RSUs that vest based on the performance attainment level, by a fraction, the numerator of which is the number of whole months the Participant was actively providing services to the Company or any Affiliate during the applicable Installment Performance Period and the denominator of which is the number of months in the corresponding Installment Performance Period.
5.Delivery of Shares. Subject to Section 10 of the Award, the Shares corresponding to vested Performance RSUs shall be delivered: (i) within 60 days of the applicable Time-Based Vesting Date (including cases where the Participant terminates employment due to Retirement) or, (ii) if earlier, (1) within 60 days of the Participant’s termination of employment due to death or Disability, or (2) as contemplated under Section 9 of the Award in connection with a Change in Control; provided, however, that if the Award constitutes an item of deferred compensation under Code Section 409A and the vesting event is a Change in Control that is not a “change in control event” within the meaning of Code Section 409A, the Shares shall be delivered on the earliest vesting event contemplated under this Section 5(i) or (ii)(1).

APPENDIX
THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD

This Appendix includes additional terms and conditions that govern the Performance RSUs granted to the Participant if the Participant works and/or resides in one of the countries listed herein. This Appendix forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award or the Plan.
This Appendix also includes information regarding exchange controls, reporting requirements and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the Performance RSUs, or when the Participant sells the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment and/or residency after the Award Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA
Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the Performance RSUs are payable only in Shares.

Australian Offer Document. This offer of Performance RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Performance RSUs to Australian resident employees, which will be provided to the Participant with the Award.

Notifications

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.

BELGIUM
Terms and Conditions

Termination of Employment. This provision supplements Section 3 of the Award:
With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and receive pension benefits directly following the termination date of his or her employment contract.

Notifications

Foreign Asset / Account Reporting Information. The Participant is required to report any securities (e.g., Shares) or bank accounts (including brokerage accounts) opened and maintained outside Belgium on his or her annual tax return. In a separate report, the Participant is required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption.

CANADA
Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the Performance RSUs are payable only in Shares.

No Rights to Continued Employment. The following provision supplements Section 14 of the Award:
For purposes of the Performance RSUs, in the event that the Participant ceases to provide services to the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to vest in the Performance RSUs will terminate as of the date that is the earlier of: (1) the date the Participant receives notice of termination of employment from the Employer, or (2) the date the Participant is no longer actively providing services to the Employer, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Committee in its sole discretion will determine the date the Participant is no longer actively providing services to the Employer.

The following terms and conditions apply to the Recipients resident in Quebec:

Data Privacy. The following provision supplements Section 16 of the Award:
The Participant hereby authorizes the Company, the Employer and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, the Employer, any Affiliates and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company, the Employer and any Affiliates to record such information and to keep such information in the Participant’s employee file.

Language Consent. The parties acknowledge that it is their express wish that the Award, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé que cette convention («Award») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Notifications

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., New York Stock Exchange).

Foreign Asset/Account Reporting Information. Foreign property, including Shares and rights to receive Shares (e.g., Performance RSUs) of a non-Canadian company held by a Canadian resident employee generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s foreign property exceeds C$100,000 at any time during the year. Thus, such Performance RSUs and any other rights to Shares must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because other foreign property is held by the employee.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if the employee owns other shares of the Company, this ACB may have to be averaged with the ACB of the other shares.

CHINA

The following terms and conditions apply if the Participant is subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Committee in its sole discretion.

Terms and Conditions

Vesting. This provision supplements Section 3 of the Award:

Notwithstanding any provision of the Award, the Performance RSUs shall not vest unless and until the necessary approvals from SAFE or its local counterpart have been received by the Company, the Employer or an Affiliate in China under applicable exchange control rules with respect to the Plan and the equity awards thereunder.

Settlement of Performance RSUs. Notwithstanding anything to the contrary in the Plan or the Award, due to exchange control laws in China, Shares acquired through vestings of Performance RSUs must be maintained in the brokerage account with the designated broker until the Shares are sold.

The Participant understands and agrees that Tax-Related Items due at the vesting of Performance RSUs may be taken by the Employer or an Affiliate in China from the Participant’s salary or other cash compensation.

Exchange Control Requirement. The Participant understands and agrees that, due to exchange control laws in China, the Participant will be required to immediately repatriate to China any cash proceeds from the Performance RSUs. The Participant further understands that, under local law, such repatriation of the cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or an Affiliate in China, and the Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to the Participant.

The proceeds may be paid to the Participant in United States Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Participant in United States Dollars, the Participant understands that he or she will be required to set up a United States Dollar bank account in China and provide the bank account details to the Company, the Employer and/or an Affiliate, so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account and acknowledges that the Company may face delays in converting the proceeds into local currency due to exchange control restrictions in China. The Participant agrees that neither the Company, the Employer nor any Affiliate can be held liable for any delay in delivering the proceeds to the Participant. The Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Post-Termination Disposition of Shares. The Participant agrees to dispose of any Shares acquired under the Plan within three (3) months of the termination of employment, regardless of the reason for the termination. If the Participant fails to dispose of any Shares acquired under the Plan within the three-month period, such Shares will be sold (on the Participant’s behalf pursuant to this authorization). The Company reserves the right to allow for a longer post-termination disposition period.

FRANCE
Terms and Conditions

Language Consent. By accepting the Performance RSUs, Participant confirms having read and understood the Plan and the Award, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.

En acceptant les Performance RSUs, le Participant confirme avoir lu et compris le Plan et l'attribution, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Awards Not Tax-Qualified. The Participant understands that the Performance RSUs are not intended to be French tax-qualified.

Notifications

Foreign Asset / Account Reporting Information. The Participant may be subject to exchange control regulations in France. French residents must declare to the Customs Authorities the cash and securities they import or export without the use of a financial institution when the value of such cash or securities exceeds €10,000. French residents with foreign account balances exceeding €1,000,000 must report any transactions carried out on those accounts to the Bank of France on a monthly basis. French residents also must report all foreign bank and brokerage accounts on an annual basis (including accounts opened or closed during the tax year) on a specific form together with the income tax return. Failure to comply could trigger significant penalties.

GERMANY
Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

INDIA
Notifications

Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan within ninety (90) days of receipt and any dividends received in relation to the Shares within one hundred eighty (180) days of receipt to India and convert the funds into local currency. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Information. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.

IRELAND
Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the Performance RSUs are payable only in Shares.

Termination of Employment. This provision supplements Section 3 of the Award:
With respect to Retirement, the Participant must meet the definition of “Retirement” under the Plan and retire at the Employer’s contractual / normal retirement age directly following the termination date of his or her employment contract.

MALAYSIA
Terms and Conditions

Data Privacy. The following provisions replace Section 16 of the Award:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the

Pesertadengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan Pelan penyertaan oleh dan di antara Majikan, Syarikat dan mana-mana Syarikat Induk atau Anak Syarikat atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.

Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan

Participant’s participation in the Plan, details of all Performance RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon settlement of the Performance RSUs are deposited.  The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan tersebut, butir-butir semua Unit-unit Saham Terbatas atau apa-apa hak lain untuk saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan Saham-Saham yang diperolehi melalui penyelesaian Unit-unit Saham Terbatas. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Elsie Goh, Unit A-30-03, Level 30, Menara UOA Bangsar, Kuala Lumpur 59000.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Performance RSUs or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the perlindungan yang berbeza daripada negara Peserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pesertafaham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tesebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan

Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah Elsie Goh, Unit A-30-03, Level 30, Menara UOA Bangsar, Kuala Lumpur 59000. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Unit-unit Saham Terbatas pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tesebut. Untuk maklumat lanjut mengenai akibat keengganan untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Notifications

Director Notification Obligation. If the Participant is a director of a Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when The Participant receives or disposes of an interest (e.g., Performance RSUs, Shares, etc.) in the Company or any related company. This notification must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any related company.

NETHERLANDS
Terms and Conditions

Termination of Employment. This provision supplements Section 3 of the Award:

With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and is eligible to receive and will receive (pre)pension or early retirement benefits directly following the termination date of his or her employment contract.
SINGAPORE
Terms and Conditions

Restrictions on Sale and Transferability. The Participant hereby agrees that any Shares acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Award Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Securities Law Information. The grant of Performance RSUs is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to the Participant with a view to the RSUs or the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Notifications

Chief Executive Officer and Director Notification Obligation. If the Participant is a Chief Executive Officer (“CEO”) or a director, associate director or shadow director of the Company’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when the Participant receives an interest (e.g., unvested Performance RSUs, Shares, etc.) in the Company or any Affiliate within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming the CEO or a director, associate director or shadow director.

SWITZERLAND
Notifications

Securities Law Information. The grant is not intended to be publicly offered in or from Switzerland and is therefore not subject to registration. Neither this document nor any other materials relating to the Performance RSUs constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this Award nor any other materials relating to the Performance RSUs may be publicly distributed nor otherwise made publicly available in Switzerland.

UNITED KINGDOM
Terms and Conditions

Withholding Taxes. This provision supplements Section 7 of the Award:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year during which the event giving rise to the liability occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Award or by demanding cash or a cheque from the Participant.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and income tax is not collected from or paid by the Participant within ninety (90) days of the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Participant agrees the Company or the Employer may recover at any time thereafter by any of the means referred to in Section 7 of the Award.

Performance RSUs Payable in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award, Performance RSUs granted to the Participant in the United Kingdom do not provide any right for the Participant to receive a cash payment; the Performance RSUs are payable only in Shares.

Termination of Employment. This provision supplements Section 3 of the Award:
With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and retire at the Participant’s State Pension age directly following the termination date of his or her employment contract.